Exhibit 10.14

PRIVATE & CONFIDENTIAL – ADDRESSEE ONLY

Aimee DeCamillo

***

March 26, 2020

Dear Aimee,

RE:	Project Scott Incentive Awards

I am pleased to confirm your opportunity to earn additional incentive awards in connection with Project Scott. This letter explains your new award.

Your engagement and delivery in the execution of Project Scott are critical to its success. The Prudential plc Remuneration Committee (the “Committee”) recognizes that your commitment to Project Scott comes at a time when you are asked to also achieve stretching one and three-year plans. Your Project Scott Incentive Awards are designed to reward you for your contribution in delivering Project Scott at pace while continuing to work hard towards these other plans.

Maximum Award Opportunity. Your Maximum Award Opportunity is $3,900,000.

This amount is equal to 1.5 times your 2020 salary, plus 1.5 times the value of your total 2020 target annual bonus (your total 2020 target annual bonus includes both the Jackson annual bonus and the JNLD annual bonus). Your Maximum Award Opportunity does not include awards under any other bonus arrangement.

Award Components. Your Project Scott Incentive Award has two components:

•	RSP Award: 40% of your Maximum Award Opportunity is a “conditional award” of Prudential plc ADRs under the Prudential Restricted Stock Plan 2015 (the “RSP”).

•	Cash Award: 60% of your Maximum Award Opportunity is an underpin to your regular total 2020 annual bonus.

Summary of Your RSP Award. During April of 2020, you will receive an RSP Award certificate that formally grants you a “conditional award” with the following terms and conditions:

•

Your RSP Award will grant you the conditional right to receive a number of Prudential plc ADRs determined by dividing 40% of your Maximum Award Opportunity by the ADR market price at the relevant time, as determined by the Committee.

•	Your RSP Award will have a three-year vesting period, ending on the third anniversary of its grant date (your “Vesting Date”). Your RSP Award is not subject to performance conditions.

•	You will forfeit your RSP Award if your employment ends before your Vesting Date, unless for a “Permitted Reason,” as defined in the RSP (e.g., retirement, ill health, injury, disability, redundancy).

•

The Committee has determined that if your employment ends for a “Permitted Reason,” your full RSP Award will vest and be released within 30 days of the original Vesting Date, subject to the RSP’s malus and other rules. Your RSP Award may vest early only upon your death or if there is a change of control or liquidation of the Company, as defined and provided in the RSP.

•

Your RSP Award will earn “dividend equivalents” between its grant date and its release. When your RSP Award is released, the number of ADRs over which it is granted will be increased to reflect dividends that would have been paid during that period.

•	Your RSP Award is subject to the RSP’s malus and other rules. The release of your RSP Award may be delayed pending a malus investigation to the extent permitted by Internal Revenue Code Section 409A.

•

Your RSP Award will be subject to the terms of its award certificate and the rules of the RSP, which take precedence, with one exception, in the case of any inconsistency with this summary. In particular, your RSP Award is a “Section 409A Award” and subject to Rule 5 and the other applicable rules of Schedule 1 to the RSP. The exception is that this summary governs as regards the timing of vesting if employment ends for a “Permitted Reason”.

Summary of Your Cash Award. Your Cash Award will be equal to the greater of:

(1)	your regular 2020 annual bonus determined in the usual way; or

(2)	up to 60% of your Maximum Award Opportunity.

In the event that the value of your Project Scott Incentive Cash Award is greater than the value of your 2020 annual bonus, you will receive the Project Scott Incentive Cash Award instead of your 2020 annual bonus.

•	In early 2021, the Committee, in its sole and absolute discretion, will determine the amount of your Cash Award based on its assessment of performance toward the conditions below:

(1)	The extent to which successful corporate action has been accomplished in connection with Project Scott, as determined by the Prudential plc Board.

(2)	The extent to which Project Scott has been executed within the applicable risk frameworks and appetites.

(3)	The extent to which your contribution and behaviors to Project Scott have been consistent with those expected.

•

The Committee may revise these performance conditions should the objectives of Project Scott change to the extent that the original conditions are no longer appropriate. Revised conditions will be no more or less stretching than those originally applied.

•	You will be paid your Cash Award only if you are employed with a member of the Prudential Group on the bonus payment date. Your Cash Award is ineligible for “good leaver” treatment.

•	Your Cash Award will be paid between January 1, 2021 and March 15, 2021.

As I know you will appreciate, I cannot stress enough the importance of maintaining the confidentiality of this letter and Project Scott.

I sincerely thank you for your commitment to our success and your continued extraordinary commitment during this pivotal time. Please indicate your agreement to the terms of this letter by signing below and returning it to Drew Bowden at your earliest convenience and in any case by March 31.

Yours sincerely,

Michael Falcon

Chairman and Chief Executive Officer of Jackson Holdings LLC

Duplicate copy to be signed by employee

I have read and agree to be bound by the terms of this letter. I understand that the RSP Award to be granted to me in accordance with the terms of this letter will be made on the express condition that I hereby agree that:

1)

I have and will have no rights to acquire, receive or make any claim in respect of, the ADRs (or any interest in the ADRs) subject to my RSP Award before the Vesting Date of the RSP Award (whether or not I cease employment with the Prudential group for any reason), unless there is a change of control or liquidation of the Company that causes my RSP Award to become a Vested Award under Rule 11 of the RSP or if I die;

2)

I waive all and any rights, expectations and entitlements in respect of the RSP Award and to the ADRs subject to my RSP Award, insofar as such rights, expectations or entitlements relate to a claim that my RSP Award should vest before the Vesting Date on the date that I cease to be an employee of the Prudential group, but this does not affect my rights if there is a change of control or liquidation of the Company that causes my RSP Award to become a Vested Award under Rule 11 of the RSP;

3)

The terms of any award certificate in respect of my RSP Award will be subject to the terms set out in the RSP and this letter, including prohibitions on the assignment, transfer, or charge of my RSP Award; and

4)

I agree to maintain the confidentiality of this letter and Project Scott. I agree that I will not disclose information regarding Project Scott except to the extent necessary for me to perform my duties with respect to it, and then only to Group employees, advisors, and counterparties to the extent they have a direct need to know that information so that they can perform their duties with respect to Project Scott. I agree to inform each person to whom I disclose such information of the importance of maintaining its confidentiality, and to take other actions that are appropriate to protect such information.

Signature

Date